Exhibit 99.1

Nemaura Medical Announces Interim Results from its Collaboration with the UK’s National Health Service on its Metabolic Health & Weight Loss Program

LOUGHBOROUGH, Sep. 13, 2023 (GLOBE NEWSWIRE) — Nemaura Medical, Inc.(NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercialising non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, today announced interim results from its metabolic health program.

The primary objective of the study was to establish whether a metabolic program with a daily wear CGM worn twice a month resulted in greater engagement levels and sustainable weight reduction, and how this compared to other programs. The multi-centered study was run in collaboration with the UK’s National Health Service.

Known as Miboko (Mind, Body, Konnect), the program is the first to integrate a daily-wear and non-invasive glucose sensor with the Company’s bespoke app, educational content and AI driven analytics platform.

Users were invited to participate by their primary care practice, based on a BMI over 25. None of those invited to participate had expressed a willingness to join a metabolic weight loss program or had previously heard of the Miboko program. Participants used the Miboko app, and were given access to relevant education modules relating to aspects of metabolic health and weight loss. Diet and lifestyle were entered daily into the app, and weight was recorded weekly. Every two weeks, users wore the daily wear continuous glucose sensor, which tracked and displayed real-time glucose. At the end of the day, participants were provided with a Metascore® and measure of glucose variability.

In addition, users were presented with a video report which analysed their glucose trends and made diet and lifestyle recommendations. The Metascore® is derived from a number of factors including BMI, insulin sensitivity and lifestyle.

The study tracked 83 participants, with a mean age of 54 years old. The cohort was made up of 67% female (F), and 33% male (M), and 88% of participants recorded their ethnicity as ‘White’. After 20 weeks of enrolment, 59 people (16M/43F) had recorded weight loss, with 21 participants losing over 5KG (11 pounds). On an average basis, weight loss was 2.9KG (6.3 pounds) (1.9M/3.2F), with the rate of change increasing after week 8.

Qualitative feedback from users demonstrated substantially increased levels of understanding and empowerment on their weight loss goals, correlating to long-term behavioural changes that are pivotal to sustained weight loss. Of particular note is that users derived considerable benefit from their personalised insights, based on their Metascore® and response to diet and exercise. Verbatims from users confirmed that CGM sensor use increased user participation, better understanding of food choices and portion size.

After 20 weeks of use, the program had a retention rate of 32.5%. When active participants were asked whether they would continue with the program, 64% of respondents stated they were likely or very likely to continue to use the program. This far exceeds retention rates for health and wellbeing apps of 16.7% at 13 weeks and 6.9% at 26 weeks.1

Published studies report that affordability is a key barrier to CGM adoption, and the Company aims to price its CGM-embedded program significantly lower than any presently available comparable program.

The integration of Nemaura’s CGM sensor means that for the first time, a low-cost metabolic health improvement prevention program will soon be commercially available. The Company has the advantage of its own proprietary non-invasive sensor technology, which significantly reduces sensor costs, as the sensors are only worn a few days each month.

The Company plans to publish more detailed results in due course. A link to the Miboko website can be found here: https://miboko.com

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercialising non-invasive wearable diagnostic devices. The Company is currently also commercialising sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and prediabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. Food and Drug Administration (the “FDA”). proBEAT™ combines non-invasive glucose data processed using artificial intelligence as part of a lifestyle program that is being refined for commercial launch.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura’s and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the Company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, as the same may be amended from time to time. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations:

IR@NemauraMedical.Com

1.	https://mhealth.jmir.org/2022/10/e35896